Exhibit 99.1

Contact:	Office of Investor Relations

e-Mail:

InvestorRelations@SafetyInsurance.com

Telephone:	877-951-2522

SAFETY ANNOUNCES FIRST QUARTER 2009 RESULTS AND DECLARES SECOND QUARTER 2009 DIVIDEND

Boston, Massachusetts, May 5, 2009.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported first quarter 2009 results.  Net income for the quarter ended March 31, 2009 was $11.8 million, or $0.73 per diluted share, compared to $19.0 million, or $1.17 per diluted share, for the comparable 2008 period.  Safety’s book value per share increased to $38.03 at March 31, 2009 compared to $37.17 at December 31, 2008.  Safety paid $0.40 per share in dividends to investors during both the quarters ended March 31, 2009 and 2008. Safety paid $1.60 per share in dividends to investors during the year ended December 31, 2008.

Direct written premiums for the quarter ended March 31, 2009 decreased by $22.8 million, or 13.6%, to $145.5 million from $168.3 million for the comparable 2008 period.  The 2009 decrease occurred primarily in our personal and commercial automobile lines, which experienced decreases in average written premium per exposure of 9.6% and 6.5%, respectively.  The decrease in our personal automobile line was primarily as a result of rate decreases totaling 6.7% which we filed under the competitive pricing system introduced to the private passenger automobile market in Massachusetts beginning April 1, 2008. Partially offsetting these decreases was an increase in average written premium per exposure in our homeowners line of 3.0%.

Net written premiums for the quarter ended March 31, 2009 decreased by $23.2 million, or 14.2%, to $141.0 million from $164.2 million for the comparable 2008 period. This decrease was due to the factors that decreased direct written premiums combined with decreases in premiums assumed from Commonwealth Automobile Reinsurers (“CAR”), and partially offset by decreases in premiums ceded to CAR.  Net earned premiums for the quarter ended March 31, 2009 decreased by $15.3 million, or 10.2%, to $135.4 million from $150.7 million for the comparable 2008 period.  This decrease was due to the factors that decreased direct and net written premiums. The effect of assumed and ceded premiums on net written and net earned premiums is presented in the attached tables.

Net investment income for the quarter ended March 31, 2009 was $10.4 million compared to $11.5 million for the comparable 2008 period.  Average cash and investment securities (at cost) increased by $21.2 million, or 2.0%, to $1,066.5 million for the quarter ended March 31, 2009 from $1,045.3 million for the comparable 2008 period.  Net effective annualized yield on the investment portfolio was 3.9% during quarter ended March 31, 2009, compared to 4.4% for the same period last year. Our duration decreased to 3.0 years at March 31, 2009, from 3.2 years at December 31, 2008.

We continue to hold no subprime mortgage debt securities.  All of our mortgage-backed securities were either U.S. Government or Agency guaranteed or are rated Aaa/AAA. As of March 31, 2009, we maintained $98.6 million in short term securities, cash and cash equivalents and we have no outstanding debt.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended March 31, 2009 were 68.6%, 30.3% and 98.9% compared to 63.6%, 29.5% and 93.1% for the comparable 2008 period.  The loss ratio for the quarter ended March 31, 2009 increased primarily as a result of a decrease in personal automobile average earned premiums per exposure. Total prior year favorable development included in the pre-tax results for the quarter ended March 31, 2009 was $8.5 million compared to prior year favorable development of $9.2 million for the comparable 2008 period.

On May 5, 2009, the Board of Directors approved and declared a quarterly cash dividend of $0.40 per share on the issued and outstanding common stock, payable on June 15, 2009 to shareholders of record at the close of business on June 1, 2009.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2008 Form 10-K with the SEC on March 13, 2009 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2008 filed with the SEC on March 13, 2009.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except share data)

	March 31,	December 31,
	2009	2008
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $945,901 and $929,836)	$951,218	$920,171
Equity securities, at fair value (cost: $9,499 and $8,419)	9,405	8,040
Short term securities at amortized cost which approximates fair value	67,972	82,928
Total investment securities	1,028,595	1,011,139
Cash and cash equivalents	30,604	60,451
Accounts receivable, net of allowance for doubtful accounts	138,079	138,792
Accrued investment income	9,827	9,957
Taxes recoverable	4,224	5,300
Receivable from reinsurers related to paid loss and loss adjustment expenses	10,057	10,835
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	72,635	76,489
Ceded unearned premiums	21,203	21,620
Deferred policy acquisition costs	47,656	46,687
Deferred income taxes	13,456	18,986
Equity and deposits in pools	25,648	23,578
Other assets	14,709	13,983
Total assets	$1,416,693	$1,437,817

Liabilities
Loss and loss adjustment expense reserves	$456,757	$467,559
Unearned premium reserves	294,883	289,695
Accounts payable and accrued liabilities	31,749	51,111
Payable for securities purchased	2,532	—
Payable to reinsurers	7,731	8,291
Other liabilities	17,509	17,790
Total liabilities	811,161	834,446

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,608,149 and 16,464,530 shares issued	166	165
Additional paid-in capital	141,242	140,261
Accumulated other comprehensive income (loss), net of taxes	3,395	(6,528)
Retained earnings	482,359	476,989
Treasury stock, at cost; 686,861 and 232,013 shares	(21,630)	(7,516)
Total shareholders’ equity	605,532	603,371
Total liabilities and shareholders’ equity	$1,416,693	$1,437,817

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008
Net earned premiums	$135,350	$150,748
Net investment income	10,422	11,528
Net realized (losses) gains on investments	(318)	31
Finance and other service income	4,088	4,498
Total revenue	149,542	166,805

Losses and loss adjustment expenses	92,882	95,870
Underwriting, operating and related expenses	41,072	44,465
Interest expenses	22	19
Total expenses	133,976	140,354

Income before income taxes	15,566	26,451
Income tax expense	3,722	7,406
Net income	$11,844	$19,045

Earnings per weighted average common share:
Basic	$0.73	$1.18
Diluted	$0.73	$1.17

Cash dividends paid per common share	$0.40	$0.40

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2009	2008
Written Premiums
Direct	$145,477	$168,344
Assumed	8,934	14,590
Ceded	(13,456)	(18,687)
Net written premiums	$140,955	$164,247

Earned Premiums
Direct	$138,659	$151,716
Assumed	10,564	16,250
Ceded	(13,873)	(17,218)
Net earned premiums	$135,350	$150,748